UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2025

SEAPORT ENTERTAINMENT GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42113	99-0947924
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

199 Water Street, 28th Floor	10038
New York, NY	(Zip code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 732-8257

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	SEG	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2025, the Board of Directors (the “Board”) of Seaport Entertainment Group Inc. (the “Company”) appointed Lenah Elaiwat, age 42, as the Chief Financial Officer and Treasurer of the Company.

Ms. Elaiwat served as Interim Chief Financial Officer and Treasurer of the Company from September 4, 2025 to December 1, 2025. Ms. Elaiwat also served as Chief Accounting Officer of the Company from April 2024 to December 1, 2025. Ms. Elaiwat brings nearly 20 years of experience in finance and accounting within the real estate sector. Prior to joining the Company, Ms. Elaiwat was Chief Accounting Officer for Regis Group PLC, where she led the accounting and finance functions for two start-up real estate investment platforms from 2022 to 2024. From 2019 to 2022, she served as Vice President of Accounting and Finance at Midwood Investment and Development, a private commercial real estate developer in New York City, overseeing accounting, treasury, finance and investor relations. Earlier in her career, Ms. Elaiwat held the role of Vice President, Accounting and Finance at Colony Capital Inc. (NYSE: CLNY) and its predecessor, NorthStar Realty Finance (NYSE: NRF), a diversified real estate investment trust, from 2014 to 2019. She began her career in the real estate audit practice at Ernst & Young LLP. Ms. Elaiwat holds a B.S in Information Technology from NJIT and an M.B.A in Professional Accounting from Rutgers University. She is also a Certified Public Accountant.

There are no arrangements or understandings between Ms. Elaiwat and any other persons pursuant to which she was appointed as Chief Financial Officer and Treasurer of the Company. Further, there are no family relationships between Ms. Elaiwat and any of the Company’s other directors or executive officers, and Ms. Elaiwat is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with her appointment as Chief Financial Officer and Treasurer of the Company, Ms. Elaiwat entered into an Employment Agreement (the “Agreement”), effective as of November 1, 2025 (the “Effective Date”).

The initial term of the Agreement expires on the fifth anniversary of the Effective Date, unless earlier terminated. Unless earlier terminated, upon the fifth anniversary of the Effective Date and each anniversary thereafter, Ms. Elaiwat’s employment under the Agreement will renew automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the date of automatic renewal.

Under the Agreement, Ms. Elaiwat’s annual base salary is $450,000. During each calendar year of the employment period, Ms. Elaiwat is eligible for an annual cash bonus with a target amount of 75% of her annual base salary based upon the achievement of performance goals established by the Compensation Committee of the Board (the “Compensation Committee”) after consultation with the Chief Executive Officer of the Company (the “CEO”). If the Compensation Committee after consultation with the CEO establishes a minimum overall performance goal that Ms. Elaiwat is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year will be equal to at least 50% of the target bonus amount, but no more than 150% of the target bonus amount.

Pursuant to the Agreement, on or as soon as practicable following the Effective Date, the Company will grant Ms. Elaiwat an initial equity award with an aggregate grant value of at least $192,329. The Agreement also provides that during each calendar year of the employment period beginning in calendar year 2026, Ms. Elaiwat will be eligible to receive an annual equity award with an aggregate targeted grant value on the date of grant equal to 75% of her annual base salary.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01Regulation FD Disclosure.

On December 1, 2025, the Company issued a press release relating to Ms. Elaiwat’s appointment as Chief Financial Officer and Treasurer of the Company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The information in this Item 7.01, including the press release, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, unless it is specifically incorporated by reference therein.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between Lenah Elaiwat and Seaport Entertainment Group Inc., dated as of December 1, 2025
99.1	Press Release, dated December 1, 2025
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 1, 2025	SEAPORT ENTERTAINMENT GROUP INC.

	By:	/s/ Lucy Fato
	Name:	Lucy Fato
	Title:	EVP, General Counsel & Corporate Secretary